Exhibit 3.1

Articles of Conversion

For

Korth Direct Mortgage, LLC

Into

Korth Direct Mortgage Inc.

The Articles of Conversion are submitted to convert the following Florida limited liability company into a “Converted or Other Business Entity” in accordance with §605.1045, Florida Statutes.

1.       The name of the Florida limited liability company converting into the Converted or Other Business Entity is Korth Direct Mortgage, LLC

2.       The name of the Converted or Other Business Entity is Korth Direct Mortgage Inc.

3.       The Converted or Other Business Entity is a corporation formed under the laws of Florida. The formation document is attached.

4.       The plan of conversion has been approved by the converting entity, Korth Direct Mortgage, LLC, in accordance with Chapter 605, F.S. Sections 605.1041-605.1046.

5.       This conversion shall be effective in Florida upon filing of these Articles of Conversion.

6.       The Converted or Other Business Entity, Korth Direct Mortgage Inc., has agreed to pay any members of Korth Direct Mortgage, LLC, having appraisal rights the amount to which such members are entitled under Chapter 605, F.S. Sections 605.1006 and 605.1061-605.1072.

Signed on May 31, 2019	Korth Direct Mortgage, LLC

	By:	/s/ James W. Korth
James W. Korth,
Chief Executive Officer and Manager